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                                                                   EXHIBIT 11.01



                        OAK TECHNOLOGY, INC. AND SUBSIDIARIES
               STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


                                    Three Months Ended    Nine Months Ended
                                       March 31,              March 31,
                                    ------------------    ------------------
                                      1997      1996        1997      1996
                                    --------  --------    --------   -------
Statement of operations data:
  Net income.......................  $  9,540 $ 22,183    $ 21,075   $ 53,633
                                     -------- --------    --------   --------
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Weighted average number of common
  and dilutive common equivalent
  shares used in computations:
     Common stock..................    40,532   39,166      40,469     39,010
     Stock options and other
       common stock equivalents....     2,269    3,589       2,161      3,707
                                     -------- --------    --------   --------
Shares used in computing net income
    per share......................    42,801   42,755      42,630     42,717
                                     -------- --------    --------   --------
                                     -------- --------    --------   --------
Net income per share (1)............ $   0.22 $   0.52    $   0.49   $  1.26
                                     -------- --------    --------   --------
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(1) The difference between the primary and fully diluted shares used in computing net income per share is not material.